UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 21, 2007

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Montgomery Street, 36th Floor

San Francisco, CA 94104-4809

(Address of principal executive offices, including zip code)

(415) 445-6530

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2007, we announced Gregory M. Simon’s retirement from our board of directors effective June 30, 2007 and Thomas E. Robinson’s election to our board of directors effective July 1, 2007 to fill the vacancy created by Mr. Simon’s retirement. Mr. Robinson is expected to be named to the audit and compensation committees of the board of directors.

As a director, Mr. Robinson is eligible to participate in the company’s Fourth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, under which he is entitled to automatic annual grants in May of each year of (i) a number of shares of restricted stock calculated by dividing $35,000 by the per share fair market value of the company’s common stock on such date and (ii) options and/or share appreciation rights to purchase shares of common stock such that such options and/or share appreciation rights have, in the aggregate, a value of approximately $35,000. Mr. Robinson’s initial grants are expected to be approved at a meeting of the compensation committee of the board of directors to be held in July 2007 and will be prorated for the July 2007 to May 2008 service period.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ KERRY FANWICK
KERRY FANWICK
Senior Vice President, General Counsel and Secretary

Date: June 26, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 21, 2007.